Q4 2020 Liquidity Services, Inc. Earnings Conference Call

December 8, 2020 10:30AM ET

Company Participants

Julie Davis - Senior Director, Sr. Director Investor Relations

William Angrick - Co-founder, Chairman & Chief Executive Officer

Jorge Celaya - EVP & Chief Financial Officer

Operator
Welcome to the Q4 and Fiscal Year 2020 Liquidity Services Earnings Conference Call. My name is John, and I'll be the operator for today's call.

Now I'll now turn the call over to Julie Davis, Senior Director of Investor Relations.

Julie Davis

Thank you, John. Hello, and welcome to our fourth quarter and fiscal year 2020 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Executive Vice President and Chief Financial Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management's views as of today, December 8, 2020, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today's call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.
At this time, I'd like to turn the presentation over to our CEO, Bill Angrick.

William Angrick

Thank you, and good morning. Welcome to our Q4 earnings call. I'll review our Q4 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on the quarter. Liquidity Services reported strong Q4 results due to increasing customer adoption of our safe and effective e-commerce solutions. Across all business segments, as businesses and governments seek proven digital solutions to stay competitive, driven by our multiyear transformational investments and marketplace economies of scale, we recorded significant year-over-year growth in both our top and bottom line financial results.

We're very proud of our team's efforts during the quarter to maintain a safe work environment for our associates while helping our customers, many of whom are small businesses, efficiently conduct commerce globally in over 500 B2B product categories.

Liquidity Services continues to play an essential role in how businesses and government agencies operate within the $100 billion plus reverse supply chain market. Our marketplace platform, buyer base, software and services are best-in-class and deliver a competitive advantage for our customers. Our continued growth and success reflects several macro trends, including the secular growth of online retail, which drives the need for comprehensive Returns Management solutions; the need for organizations of all sizes to embrace technology to drive overall supply chain efficiencies and to monetize assets; and finally, the increasing focus by business and government customers on sustainability.
Our solutions uniquely address all of these customer needs and the investments we have made the past few years in our My Marketplace platform, marketing stack and technology infrastructure have positioned Liquidity Services extremely well to meet customer needs, both today and in the future. These needs are not unique to the climate of the pandemic, Liquidity

Services is a constant cyclical business which helps clients create value both in periods of economic expansion as well as contraction. We are distinctly well positioned to benefit from anticipated growth in the reverse supply chain market.
Overall, our strategy and recent platform investments have been rewarded by strong financial results during the second half of our fiscal year 2020, allowing us to finish the year as a stronger, more efficient business. Our e-commerce marketplace capabilities continue to drive strong recovery for our sellers and have enabled us to scale our services quickly as more customers seek efficient self-service solutions to manage surplus and return goods in the supply chain. In turn, our higher recovery rates have driven increasing adoption of our consignment pricing model, positively impacting gross profit margins.
GMV in our GovDeals segment grew a record 35% year-over-year as more government agencies utilized our digital platform to transact higher volumes, and a growing buyer base and automated asset promotion tools drove higher realized values through our marketplace. This performance has sparked growing interest in our platform by sellers of higher ticket items in the transportation and heavy equipment categories. GMV in our Retail Supply Chain Group segment grew 33% year-over-year as more large and SMB retail sellers adopted our platform and existing customers increased their transaction volumes on our marketplace. Of note, GMV for our self-service retail solutions more than doubled year-over-year as more customers embrace the flexibility and convenience of selling items directly on our platform.

GMV in our Capital Assets Group segment declined 8% year-over-year due to the wind-down of the DoD scrap contract. Excluding the expired scrap contract, CAG segment GMV grew 3% year-over-year during the quarter. Our CAG heavy equipment category grew strongly during the quarter as sellers took advantage of our self-service solutions, and our marketplace continued to deliver strong results. The extensibility of our e-commerce platform to third-party sellers on a global scale is another important growth vector for Liquidity Services. For example, we launched our new all-surplus platform in South Africa recently and have quickly become a destination in that region for both consumer goods and heavy equipment with over 1,000 online completed transactions to date.

Lastly, our Machinio segment grew revenue by 5% during the quarter as equipment owners and dealers began to prepare for a broader reopening of the economy by embracing Machinio's digital marketing solutions to connect with buyers at lower costs when compared to traditional marketing channels. We are excited to end fiscal year '20 with strong non-GAAP adjusted EBITDA results and improved margins as we leverage our new marketplace platform and technology improvements to the benefit of our sellers, our buyers and our shareholders.

Looking forward, we are focused on becoming a $1 billion GMV annualized business. We are seeing the benefits of increasing scale, driven by strong tailwinds, which allows us to leverage our fixed cost and marketplace business model. Because of our strong and growing buyer base, coupled with intelligent machine-driven asset promotion tools, more clients are adopting our consignment pricing model to share in the upside created through stronger price realization in our marketplace. Thus, we believe growth in our GMV and gross profit, which is a proxy for net revenue, are the best measurements of our progress. Because GAAP revenue was impacted by the changing mix in our pricing models, the efficiency of our business is best measured by adjusted EBITDA margins as a percentage of gross profit, which have steadily improved. Together, these metrics provide shareholders a good measurement of both the sustainability and efficiency of our business.

In closing, we'd like to thank our employees for their dedication to our mission, and we believe we are well positioned to help our customers navigate the global impacts of the pandemic and beyond using the strength of our online platform and the ingenuity of our team. We're excited to continue our role as a global market leader to create value for our customers and shareholders in the years ahead.

I'll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Good morning. As Bill mentioned, we finished our fourth quarter of fiscal year 2020 with a strong showing in GMV, GAAP net income, GAAP EPS and adjusted EBITDA. These results during an unprecedented global pandemic reflect the value of our services for sellers and buyers and the benefits of our multiyear transformation and platform investments, combined with the realignment, rationalization and streamlining of our operating expenses.

We are pleased with the positive reception for and increasing customer adoption of our services. A key purpose of transforming our technology and business offerings has been to enable us to leverage our platform in order to scale our business that combines with a mix of services for better margins and more profitable results. Our fourth quarter of fiscal year 2020 results demonstrate how this can come to fruition. Comparing to the fourth quarter of 2019, we generated positive results that include GMV of $196.9 million, up 25%; GAAP net income of $5.4 million, up $10.7 million; GAAP earnings per share of $0.16, up $0.32; and adjusted EBITDA of $9 million, up $9.7 million.

Fourth quarter revenue of $55.9 million was down $2.9 million, reflecting a stronger mix of full-service and self-service consignment model transactions as compared to the fourth quarter of 2019, where the mix of our purchase model transactions last year were a greater proportion of total GMV.

These fourth quarter results reflected, one, increasing activity in our GovDeals segment with government agencies able to utilize our digital platform. Our growing buyer base in GovDeals and use of automated asset promotion tools helped with higher recovery values within our marketplace, especially in the vehicles category, where, in combination with overall market trends, our recovery rates increased year-over-year.
Two, solid growth in our Retail Supply Chain Group as more large than SMB retailers adopted our platform and support services and existing customers increased their transaction volumes. Three, growth in our Machinio segment as equipment owners and dealers leveraged our digital marketing solution to connect buyers at a lower cost than traditional methods.
Four, solid growth related to our new focus on the heavy equipment vertical in our CAG segment, which offset the wind-down of the DoD scrap contract. CAG continues experiencing having a more episodic nature in its activities and international COVID travel constraints. And five, improved gross profit margins, driven by increasing mix and adoption of our consignment model over our purchase model in certain segments, and an increase in recovery rates across several verticals.
More specifically, comparing the fourth quarter results to the same quarter last year, our GovDeals segment was up 35% on GMV and 32% on revenue. Our retail RSCG segment was up 33% on GMV and up 7% on revenue. And our CAG segment GMV was down 8% and down 50% on the revenue, yet excluding the surplus contract, the CAG segment GMV was up 3% and revenue down 34%. Machinio's revenue was up 5%.

We have a debt-free balance sheet and ended the quarter with $76 million in cash, up $9.5 million compared to the fourth quarter ending September 30, 2019, and up sequentially from this past quarter and which also included $4 million in stock repurchases.

Turning to our full fiscal year 2020 results. A year marked by the economics and behavioral shifts from the global pandemic, our RSCG segment GMV was up 16.3% and revenue increased 7.2%. Our GovDeals segment was down about 0.5 percentage point for both revenue and GMV. And our CAG segment GMV declined 27.9% and revenue declined 51.1%, inclusive of the transition out of the DoD scrap contract. Our Machinio segment revenue increased 28.8%.
Looking ahead to fiscal year 2021, we will continue to focus on growing and expanding our self-service offerings and our all-surplus aggregated marketplace. We remain focused on executing our RISE strategy, which we believe will continue to better position us through flexible seller service offerings and an enhanced buyer experience.

We are closely monitoring the impact of the COVID-19 pandemic on our economy, our sellers, our buyers and on our own operations, while we continue to deliver our services reliably to existing and new customers.
At this time, as we report our year-end results, we are comfortable providing guidance for Q1 of fiscal year 2021, despite the continued uncertainty created by the global pandemic and its impact on the global economy. We will evaluate providing guidance on a quarter-by-quarter basis during fiscal year 2021.

For our first quarter fiscal year 2021, our outlook reflects continued year-over-year growth in our GovDeals and RSCG segments, as our e-commerce solution provides safe and efficient ways to transact, potentially slightly higher results in our CAG segment even as the pandemic continues to impact the global economy and benefits of our cost control and cost-reduction measures.
We also anticipate our service mix between consignment and purchase models will vary quarter-to-quarter. And that we will continue to launch incremental functionality across our marketplaces to enhance the seller and buyer experiences, which may increase our sequential marketing and IT spend.

Management's guidance for the next fiscal quarter is as follows. We expect GMV for fiscal year Q1 of 2021 to range from $175 million to $195 million; the GAAP net income is expected for fiscal year first quarter of 2021 in the range of $2 million to $3 million; with a corresponding GAAP earnings per share for Q1 of 2021 ranging from $0.06 to $0.09 per share. We estimate non-GAAP adjusted EBITDA for Q1 of 2021 to range from $5 million to $6.5 million. Non-GAAP adjusted earnings per share is estimated for Q1 of 2021 in the range of $0.08 to $0.12 per share. This guidance assumes that we have diluted weighted average shares outstanding for the quarter of approximately 34.6 million shares. We will now take your questions.

Question-and-Answer Session

Operator

And our first question is from Gary Prestopino from Barrington.

Gary Prestopino

A couple of questions here. First of all, Bill, given that we're seeing more and more online shopping, are the online retailers at this point starting to see a greater percentage of returns coming back to them that's coming back to you? At one time, I think something like the retail returns on e-commerce were about 10%. Is that about right of all shopping? And has that really increased at all?

William Angrick

Gary, number one, we've witnessed an earlier sharper increase in the proportion of retail moving online. The volume of online sales growing as it has will increase the volume of returned goods into our channel. The return rates are higher than 10% in many categories.

I don't think any of these online or omnichannel players want to risk losing any sales. They're encouraging clients, customers to spend freely. There's some promotional elements to that. They encourage multiple SKUs of different sizes, if needed, to get to the right product.

So we know that return rates are well above 10% in many categories, as high as 30% in some categories. You have a lot of higher value consumer electronics items, where you see sometimes the -- either technical glitches or buyer's remorse and those items going back. Apparel is a huge category of returns. Housewares, even housewares is a big area of returns.
And now we have lots of bulk items being sold digitally, appliances, furniture and we are uniquely positioned to help in those areas, too, because we have a natural distribution footprint which helps these online retailers reduce costs by allowing those consumers to return to our facilities.

So without question, we're seeing just this massive secular growth in online retail. Probably various analysts have said, we've gone from roughly mid-teens penetration of total retail in online to about 30% penetration of total retail online now in a matter of about 9 months.

Gary Prestopino

Yes. That's going to benefit you, certainly. And then can you just talk a little bit about some of these automated asset promotion tools that you're using that help to drive growth in GMV and GovDeals? What does that entail?

William Angrick

Sure. And I think that's a broader theme, Gary, certainly not limited to our business and our industry, but we know our marketplace business model benefits from scale, and we drove organically 25% more volume in our e-commerce platform. So that's always going to help a marketplace business model generate operating leverage.

When you overlay additionally a more efficient business, driven by technology investment, that's what really becomes compelling. For example, with the investments we've made in our marketing technology stack, we're now understanding what every individual buyer reviews, bids on and purchases. And so we have artificial intelligence and machine-driven automation to then present available assets to those buyers dynamically to increase the propensity of them bidding and buying in our marketplace.

So we know Gary Prestopino, he browsed and bid on pickup trucks, and that's an area that he likes. So the next time you log in, you're going to see recommendation engine featuring those assets for you as opposed to the other buyers. And so that learning and that algorithm strengthens over time and allows us to make better matching available between the supply of assets and the buyers who come to our marketplace.

Gary Prestopino

Do you also have -- I'm sorry, do you also have a mechanism where a specific piece of equipment, category, comes up for sale that you can send e-mails to buyers that had...

William Angrick

Yes, absolutely. We have saved search agent that will automatically send the selected filter or desired assets to individual buyers. We'd also point out that over 50% of our bidding is occurring on mobile devices. And we've invested over the last few years a much stronger mobile responsive design, which is allowing these buyers to have a better experience and encourage more robust activity, including bidding on mobile devices.
So all of those things come together to help drive broadly a more efficient business model and higher buyer participation which, as you know, drives higher recovery rates, which allows us to satisfy sellers and do more business.
Operator

Our next question is from Dalton Kern from Baird.

Dalton Kern

This is Dalton on for Colin. Congrats on the quarter. Just a couple here. First off, looking at guidance for next quarter, with the bulk of the holiday shopping season behind you and given a lot of the commentary we've heard, then a lot of shopping, and you said a lot of the returns have really been pulled earlier into the quarter than typical. I guess my question is, what are really the biggest unknowns as we look through the rest of December? And what really has to change dramatically for things to move one way or another versus where you're looking at them right now a week into December?

William Angrick

Well, Dalton, you realize -- you rightly point out that this, for us, for most companies, is a call that's occurring later in the quarter than typically is the case, and that's why we are in a position to provide guidance.
That being said, the unknowns would be policy decisions affecting availability of facilities principally in our government business and in our industrial capital assets group segment. Those are segments where decisions to do full closures have adversely impacted the ability to conduct sort of routine pickup of assets upon the completion of the sale, which prevents us from booking completed GMV and revenue.

Now those policies have been unevenly applied, and I think they've improved significantly in the U.S. over the course of the last 6 months. Having said that, Europe still has many significant closure policies and restrictions on travel, that has been a headwind for the Capital Assets Group business in the short term. In the U.S., you have certain jurisdictions. California is an example, where it's still very harsh in some areas to operate even within the government arena. So those are things that are out there.

Our guidance, as we sit here, reflects the trends that we're seeing, if something would take a really sharp correction, you could still have some interruption in the government business. And we don't get in the business of prognosticating the government policies. We're very enthusiastic about the macro trends and the macro trends suggest, beyond any short-term response to a pandemic, that these clients they want to have more flexibility. They want to work more efficiently.
Specifically, in the government business, you have 10% to 20% hits to revenue in those county and city jurisdictions. They're looking to be more productive. They're looking to monetize idle equipment and also to continue to fly the flag of sustainability. I mean our business model is so unique in that no one has to drive to an event, none of these assets need to be shipped from a seller location to an auction yard.

We allow these government entities, and for that matter corporate entities, equipment dealers to sell the items in place. The asset doesn't move. We connect with the buyer. The buyer efficiently picks up. So that's reducing the carbon footprint for all of our clients and our buyers, and it's something that we believe is getting more and more attention.
We've been doing it for 20 years, by the way, but we think it's getting more attention from our customers, we think it's getting more attention from institutional shareholders who are very focused on ESG investing. So, I think those are the macro trends that we pay attention to.

Jorge Celaya

If I could add, this is Jorge. In addition to what Bill has just said, we also, as you saw in my comments, CAG, Capital Assets Group, continues to have an episodic business where you have large deals that come and go from time to time with different customers, and they could be a consignment deal or a purchase deal depending on how the transaction evolves or it could get delayed by a month, which would put it in the next quarter.
So, we're comfortable with our guidance, but you have to have a range because you can't have things that slips, for example. And that would be another factor as to why this late in the quarter, we still have some, obviously, some range in our business in addition to what Bill has just said.

Dalton Kern

Great. That helps a lot. And then maybe turning to registered buyer growth. Trends have been looking pretty promising there. I'm pretty clear that you've been able to drive a bit of an increase in bringing more buyers to the platform.
But to the extent to which that translates into growth in auction participants and transaction volume, just wondering, is that kind of a mix shift impact there that's driving that delta? Or is that something that you're consciously trying to drive conversion of registered buyers to drive more participants in transaction growth? Or is that just something that's kind of a secondary function of all the other user and interface improvements that you've already been mentioning?

William Angrick

Well, those are two metrics that we've reported for a long time, Dalton. And let me just make sure that we have some clarity on the difference. So, our business is always focused on increasing the number of unique participants for every item sold. We've had robust participation, very strong recovery rates and the quality of the buyers that we're attracting, quality of the buyers, isn't increasing.

These are buyers who are buying larger ticket items. We're seeing a lot of participation in the transportation and vehicle categories and the construction and heavy equipment categories. And so the average value per transaction is trending up. And I think that's just a function of the things we talked about.
When you look at being an efficient seller and capturing more value for the items sold, you want to remove a lot of these make-ready costs and transportation costs and really get to the highest net recovery possible. And so we've been focused on bringing the right buyers to bear for those higher ticket items.

The other thing I would point out is that we've added functionality to benefit the seller so that the sellers can do hybrid sales of items, which include the traditional competitive online auction where the highest bidder wins, coupled with a make-offer alternative.

So, the buyer comes in and wants to preempt the auction and hit the bid and buy it now, they can do that. And so when you have a buy it now transaction, there's only one bidder in theory, one bidder for that item recorded in the auction participant number, so that's why that number might be lower than traditionally has been the case.

Dalton Kern

Right. That makes sense. And then just one more quick one, and then I'll hop back in the queue if I have anything else. But you mentioned the goal of driving $1 billion in GMV. Obviously, that's a long-term plan here. But just kind of wondering as you look at the opportunity ahead of you, how much of that do you think lies within your existing footprint and existing verticals and is just driven by increased buyer growth and penetration there? Or do you think you need to expand into new marketplaces, new verticals and just expand the total TAM there in order to reach that sort of scale?

William Angrick

Well, Dalton, I think the market is there for us in our current verticals to achieve the $1 billion annualized GMV milestone. We're roughly $200 million of GMV per quarter coming out of the September quarter. And our business does have various puts and takes and seasonality. But the macro trend for us -- just consider that the growth in online retail recently is in the 30% to 50% year-over-year growth through the Black Friday, Cyber Monday. 30% to 50% year-over-year growth.
We're highly leveraged to benefit from that trend in the retail supply chain, just organically, as you look at the mix shift occurring there. We've got the best distribution center footprint. We've got the thickest buyer base. We have the merchandising and sales channels in place to deliver outstanding results and throughput and velocity for e-commerce retailers, omnichannel retailers and the vendors who supply them.

We know that there's a secular trend to embrace digitization and supply chain, and how you manage and value and monetize assets. We're a proven leader in that category. So as industrial supply chain embraces sustainability, looking to reuse and redeploy high-value equipment around the world, we're very well positioned to be a champion of that cause, of that best practice.

And in the government arena, it's a $3 billion TAM in the U.S. Our business is, call it, 15% to 20% penetrated with a very strong network effect. We believe we can be that best practice, that proven data-driven solution provider for these governments who are looking to be more efficient, who are looking to be more environmentally responsible. So there's a terrific opportunity in our current core business.
And what we're finding is that people are getting religion probably a little sooner because they've been forced to rethink how they do business. And that's probably the biggest takeaway for all industries in the pandemic environment is people have been open-minded to looking at the digital alternative to the legacy solution. And when we get the opportunity to present our digital marketplace and self-service solutions, people don't go back, and that's the real opportunity here.

Operator

And we have another question from Gary from Barrington.

Gary Prestopino

Sure. Where do you think -- I mean, the contingent business is about 82% of your total business, where do you think that goes? Do you think that continues to creep higher, Bill? And then the second question would be -- or the second question would be what leads to the decision to go contingent versus purchase, self-service versus full-service on the sellers' end?

William Angrick

Sure. Well, we were born as a 100% consignment business 20 years ago. And we always suggested to our clients, it's in their interest to pay us on a revenue share basis because they share in the upside created as we drive higher participation and higher competition. And so we've always had that philosophy.

However, we've always provided a menu of options. We don't want to dictate to our clients what they must use. We want to give them the flexibility to migrate between those as they see fit. So the pricing model, consignment versus purchase, has always been available to our clients. We've just noticed that as clients have experienced the marketplace, they have elected to use more of the consignment pricing model recently.

And we don't necessarily predict or forecast in the future where that's going to be, we just think there's a broader trend as we have a transparent marketplace as sellers can see the results they've elected to drive more to the consignment model. They get the upside created when we increase the pricing for these assets.

We're still happy to do purchase model if the clients so choose, and we have people that participate in that market. And there are reasons that they might do that related to inventory controls or SOX controls. But I think the broader opportunity is to create an incentive aligned structure with our sellers to share the upside with them as our marketplace becomes more and more competitive, more robust.

In terms of self-service versus full service, again, there's a continuum. Clients that need the assistance to catalog and manage sales, we will provide that assistance. Now there is a cost to do that, and that increases the overall fees that they would pay. We've taught -- well, first, we developed outstanding tools to allow sellers to manage the transaction process on their own after an initial orientation, and many of them see the benefits of that.

They like to have the control, the ability to set the terms of their sale, load their own equipment. And with the data that we can provide through their client portal, they feel very comfortable doing that. And so we see, not just in our industry but across the landscape of B2B solutions, that many corporate and government clients very much like that self-service alternative. And we're providing it, and we think that's a trend that will strengthen over time.

Gary Prestopino

Okay. So if I read it right, you're saying that the self-service is becoming more prevalent overall versus full service. I mean can you kind of break down, if you'd make it public, the percentage of the consignment that is full versus self? Or is that something you don't give out?

William Angrick

Well, it's not a metric that we give out, but we would say it's the majority of our business. And it's one that has natural attraction for corporate and government clients because they're capturing more of the value created in the transaction because they pay a lower fee when it's self-service versus full service.

Now again, certain clients are in extremis, that they don't have certain resources or they need certain assistance with logistics or valuation. But we're marshaling our data, we're marshaling our automated marketing tools to deliver that in a self-service package, where sellers can efficiently have a smarter and faster way to list and sell assets, get great execution on the buyer side.

We're there to help them on anything else that would arise during the course of that transaction. So psychologically, I think it's important for all of these customers to know we're there for them if they need the additional help.

Gary Prestopino

Okay. Good. And then just a couple more, if I may. It looks like -- because you didn't give us Q4 numbers broken out, but kind of back of the envelope, it looks like your operating expenses were running at about $28 million versus $33 million last year. In terms of what we're expecting for next -- for this fiscal year, obviously, there's going to be some increase. But is there any kind of big increase that we're looking at? Or is it just kind of move in proportion to what the top line and the GMV growth will be?

William Angrick

Well, there have been operating efficiencies captured as we've completed some of our integration work. So we're not going to see step function growth in things like technology or ERP integration type work. That's behind us. Where we are spending more money, Gary, is in the sales and marketing organizations to take advantage of this window of opportunity in fiscal '21.
We just continue to see all of these macro trends where there is a need in the marketplace for reliable digital solutions to manage and sell equipment and inventory. And that's in any major industry you look at. For example, biopharma and health care. That business grew extremely strongly in the last quarter. There's a global surge in research and development, partly sponsored by Operation Warp Speed to develop vaccines and other cures. And all of that test and measurement equipment, that major R&D expense is a leading indicator to what ultimately flows into our marketplace.

And so we want to be -- other examples, in the energy supply chain, continually it's rebalancing this opportunity there. The continued technology innovation in the automotive and transportation supply chain is resulting in a lot of equipment becoming available in those markets that need to be sold. And we just think that the sales and marketing investment is appropriate as we have such a huge opportunity in the future to grow in line with these macro trends.

Gary Prestopino

Yes. I guess what I'm getting at is just the -- maybe I could ask the question another way. I mean the Q4 numbers reflect people taken back on furlough and et cetera, things like that. It looks like last year, at this time, your first 2 quarters, you spent about $19 million, almost $20 million on sales and marketing. So given that -- those numbers, I mean, you're still looking at an increment above those numbers for fiscal '21. Just trying to get a guide as to how we should look at some of these expenses going forward.

William Angrick

Yes, I think there'll be some incremental growth in sales and marketing spend.

Gary Prestopino
Okay. Okay. That's fine. That's all I wanted. Then lastly, can you tell us maybe how -- in terms of how the different businesses have evolved and changed, as we look at the quarters, it used to be that your Q1 or your -- Q1 was your second strongest, your Q2 was your first strongest and then Q3, Q4. Has that really changed that much in terms of your anticipation of how the year would be -- would put out in terms of GMV generation?

William Angrick

Well, I'll just give a broad set of observations and Jorge can respond to any specific questions on the guide. We're giving guidance this quarter because we have the benefit of a lot of that baked into the 3 months ended December 31. It's hard to say in 2021 and whether these historical patterns will repeat themselves because there's just so many exogenous factors. You have -- what is the people's willingness to take a vaccine, a newly developed vaccine, and policymakers to line up behind that and go back to sort of the traditional economic activity, remove restrictions around travel, remove restrictions around sort of the access to manufacturing facilities and government facilities. That's sort of the biggest contingency that's out there.
Normally, we would see a strong post-holiday seasonal return period. January is obviously slow, but things pick up as you move essentially from January through the July time frame. In a traditional year, Gary, those are strong periods, and then a little slowdown in August. So I think what our goal is, I'm talking about the things that we can do, our goal is to have a very robust sales and marketing apparatus that's continually looking to pick up share that will override seasonality in the business. That's our goal.

Gary Prestopino

Okay. Okay. And then lastly and then I'll jump off. When you talk about this $1 billion of GMV goal, is it reasonable to assume that you could get there in 5 years?

William Angrick

I would hope so. I would hope so. I think you look at the TAMs and you look at our penetration and the glide path that we're on to have relevant solutions, to be able to make a compelling case for those prospects to come to a digital solution, we feel very good about the value that we're creating for our customers and that being a very solid target for us, Gary.

Operator

Thank you, ladies and gentlemen, that concludes today's call. Thank you for participating, and you may now disconnect.